Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report on the financial statements dated March 24, 2006, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the 2004 and 2003 consolidated financial statements as discussed in Note 2 to the consolidated financial statements and an explanatory paragraph relating to BUCA, Inc.’s adoption of Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations— an Interpretation of FASB Statement No. 143, effective December 25, 2005 as discussed in Note 1 to the consolidated financial statements) and of our report on internal control over financial reporting dated March 24, 2006, (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K of BUCA, Inc. for the year ended December 25, 2005.

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

August 10, 2006